UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549


                                 FORM 8-K


                              CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported): March 18, 2004



                                 NIKE, INC.

          (Exact Name of Registrant as Specified in Charter)


       Oregon                  1-10635                 93-0584541
    ____________             ____________             ____________

   (State of                  (Commission            (I.R.S.Employer
   Incorporation)            File Number)          Identification No.)

                             One Bowerman Drive
                         Beaverton, Oregon 97005-6453

                   (Address of Principal Executive Offices)
                          __________________________

                               (503) 671-6453

             (Registrant's telephone number, including area code)

                          ___________________________

Item 7. Financial Statements and Exhibits.

    (c) Exhibits.

    The following exhibit is furnished with this Form 8-K:

    99. Transcript of earnings release conference call on March 18, 2004

Item 12. Results of Operations and Financial Condition.

  On March 18, 2004, NIKE, Inc. held a public telephone call to discuss its third quarter earnings press release. A copy of the transcript of the conference call is attached hereto as Exhibit 99.

                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NIKE, Inc.
                                         (Registrant)

Date:  March 19, 2004
                                         /s/ Donald W. Blair
                                         ____________________
                                         By: Donald W. Blair
                                           Chief Financial Officer

Exhibit 99

                              NIKE, Inc.
                   Fiscal Third Quarter 2004 Results
                            March 18, 2004


                            PAMELA CATLETT
                    Director of Investor Relations

Good afternoon, everyone. We're pleased you're joining us this afternoon to discuss Nike's fiscal 2004 third quarter results. For those of you who need to reference our release, you'll find it on our website, www.nikebiz.com. You'll also find expanded information on the website about some of the highlights we'll be discussing today. Participants in today's call are Charlie Denson and Mark Parker, Presidents of the Nike Brand; and Don Blair, our Chief Financial Officer. Each of today's participants will provide brief prepared remarks, which will also be available on our website immediately following the call.

Before I turn it over to Don, let me remind you that on this call we're going to make forward-looking statements based on our current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports we file with the SEC, including Forms 8-K and 10-Q. Some forward-looking statements concern futures orders that are not necessarily indicative of total revenues for subsequent periods due to cancellations and the mix of futures and at-once orders, which may vary significantly from quarter to quarter. In addition, it's important to remember a significant portion of our business including equipment, most of Nike Retail, Nike Golf, Converse, Cole Haan, Bauer, and Hurley are not included in these futures numbers.

Finally, during this conference call we may discuss non-GAAP financial measures. A presentation of comparable GAAP measures and quantitative reconciliations can also be found at Nike's website. In this call we may also discuss non-public financial and statistical information, which is also publicly available on that site, www.nikebiz.com.

Now here's Don.


DONALD W. BLAIR
Vice President and Chief Financial Officer

Thanks, Pam. As you'd expect, we're very excited about the results we've just reported, which once again illustrate the strength of our portfolio of global businesses.

STRONG RESULTS

Our revenues grew 21% in the third quarter, including the benefits of stronger international currencies, the Converse acquisition, and shipment timing changes in Europe. On a more normalized basis, we estimate our revenues increased about 6% in this year's third quarter. Diluted earnings per share for the quarter grew 57% versus the prior year, bringing year-to-date diluted earnings per share growth to 29% before last year's accounting change.

- The U.S. Region continued to strengthen, as all three of our product business units posted revenue growth for the first time in seven quarters and the region continued to deliver expanded year-over-year pretax profit margins.

- In Europe, our third quarter revenues grew 36% and our pretax profits more than doubled. As we've discussed on earlier calls, these results benefited from the weaker dollar and timing changes related to last year's systems implementation and changes to this year's spring footwear selling season. Even excluding these factors, we estimate that Europe posted low single- digit revenue growth and delivered expanded pretax profit margins for the quarter.

- In the Asia and Americas Regions, revenues advanced at a double-digit clip, even excluding the favorable impact of currency.
     Revenues in our other businesses grew over 60%. Without Converse, these businesses still grew 30%.

Our consolidated gross margin for the quarter was 42.1%, up 140 basis points versus the third quarter of fiscal 2003. On a net basis, foreign currency movements accounted for about 50 basis points of the improvement. Higher margins from Nike Retail, wholesale close-outs, and inline products accounted for the remainder of the increase.

As we've discussed before, we believe that the visibility provided by our new supply chain systems and increased management focus will enable us to improve gross margins by reducing overall supply chain costs. One area where we've begun to make tangible progress is in reducing customer claims and charge-backs, particularly in the U.S. Region. So far this year, we estimate that these efforts have added over $15 million to our bottom line. We believe that there are more such opportunities to be identified and harvested, both in the U.S. and around the world.

As proud as we are of our revenue and profit performance, we're equally pleased by the strength of our balance sheet. Our regional teams continue to do a great job managing accounts receivable and inventory, as our overall days sales outstanding and days in inventory measures both improved significantly. As a result, we've generated strong cash flow growth this year and increased our return on invested capital to 21%.

Let's get behind some of those numbers.

REGIONAL OVERVIEW

This quarter, our international regions continued to drive our growth, delivering a 31% increase in revenue and a 54% increase in pretax income.

European Region

In our European Region, which includes the Middle East and Africa, revenues grew 36% with about 21 points of growth coming from stronger currencies. As we've discussed in the past, we estimate that about $66 million of revenue, primarily footwear, moved from the third quarter to the second quarter last year. In addition, our spring footwear selling season began in January this year versus February in 2003. As a result, we estimate that we've moved about $26 million of revenue from Q4 to Q3 this year. If we remove the effects of currency and shipment timing, we estimate that revenue would have advanced about 1% in this year's third quarter.

For the quarter, footwear revenues advanced 48%, reflecting a currency benefit of 23 percentage points and the shifts in product flow discussed above. We estimate that excluding all of these factors, footwear revenue would have increased about 3% for the quarter. Apparel grew 19% for the quarter and equipment advanced 34%.

Gross margins in Europe expanded by 200 basis points versus the prior year and accounted for 60 basis points of our consolidated margin improvement. Stronger currency was a key factor, driving 160 basis points of the improvement in Europe. A lower proportion of closeout sales versus the prior year drove the balance of the improvement. Pretax income for Europe more than doubled in the quarter to $173 million. As in the past, our segment disclosure of regional pretax income is currently available on our website.

Asia Pacific

In the Asia Pacific Region, our business continued to grow strongly in the third quarter. Revenues increased 21% for the quarter, with about 10 points of the increase coming from stronger currencies in the region.

For the quarter, footwear revenues advanced 15%, apparel revenues grew 30%, and equipment revenues rose 26%. Although revenues advanced in most countries in the region, Japan and China were key growth drivers, posting revenue growth of 27% and 71%, respectively.

For the quarter, Asia Pacific gross margins increased 30 basis points versus the prior year, resulting in a minimal impact on the gross margin improvement for Nike, Inc. Currency movements added about 80 basis points to gross margins, but this was more than offset by lower profitability of close-outs. Pretax income for the Asia Pacific Region grew 8% in the quarter, as investments in demand creation and supply chain systems implementation drove higher SG&A.

The Americas

In the Americas Region, revenues grew 26% for the quarter, with about 11 points of the increase coming from currency effects in the region.

For the quarter, footwear revenues grew 29%, apparel revenues advanced 21%, and equipment revenues were 15% higher. Every country in the region posted higher revenues, even excluding currency impacts.


For the quarter, gross margins in the Americas Region fell five full points year over year, reducing the consolidated Nike gross margin by 20 basis points. Currency movements were the largest factor, as less favorable exchange rates in Mexico, Brazil, and Argentina more than offset the stronger Canadian dollar. Higher distribution costs and lower inline and closeout profitability also reduced gross margins in the region. Third quarter pretax income for the Americas Region fell $2 million to $16 million.

USA

Our U.S. Region continued to post positive results as revenue for the third quarter advanced 4% over the prior year while pretax income grew 13%. Year to date, pretax income is up 9% on a 2% increase in revenue.

In the U.S. Region, gross margins for the quarter were up 180 basis points versus the third quarter of fiscal 2003, driving a 70-basis-point improvement in Nike Inc.'s consolidated gross margin. Wholesale gross margins grew for all three product business units as a result of higher inline and close-out margins and lower supply chain costs. Retail gross margins also expanded. SG&A spending for the region grew about 5%.

Despite a 25% decline in sales to Footstar, U.S. footwear sales increased 1% in the quarter, driven by a 4% increase in average price per pair. U.S. apparel revenues rose 7% in the quarter, as continued growth in sports performance product more than offset lower sales of active life apparel. Licensed apparel sales were flat in the quarter. U.S. equipment sales increased 13% for the third quarter, led by higher sales of socks as well as basketballs and baseball equipment.

Reflecting the continued strength of the Nike brand, comparable store sales for Nike-owned retail operations in the U.S. grew 1% for the quarter, led by 8% sales growth at Niketown stores and double-digit comp-store growth at our two Goddess stores.

OTHER BUSINESSES

Revenues from our Other businesses grew 68% for the quarter, with 39 percentage points of the increase due to the acquisition of Converse. Revenues for Nike Golf, Cole Haan, Bauer Nike Hockey, and Hurley each grew about 30%. For the quarter, our Other businesses reported $3 million of pretax income versus a loss of $13 million last year. Better bottom-line results at Nike Golf and Cole Haan and the addition of Converse added profitability for the quarter. These gains were partially offset by the timing of demand creation at Bauer Nike Hockey and losses related to a small skate subsidiary to be wound down over the next few months.

FINANCIAL HIGHLIGHTS

Income Statement

Consolidated SG&A spending grew 18% in the third quarter. About eight percentage points of the increase was due to changes in exchange rates and the acquisition of Converse. For the quarter, demand creation spending increased 14% to $308 million. Changes in currency exchange rates and the addition of Converse accounted for over eight points of the growth. Increased account marketing and endorsement expenses in the U.S. as well as investments in our "Speed" initiative in Asia were key drivers of the remaining growth.

In the third quarter, operating overhead increased 20% to $584 million. Changes in currency exchange rates and the addition of Converse accounted for about nine percentage points of the growth. Increased accruals for incentive-based compensation added about five points of growth, while higher bad debt reserves in the U.S. and Europe accounted for another two points of operating overhead growth.

Other expense for the quarter totaled $17 million, with about half due to foreign currency losses, mostly from Europe. These losses were more than offset by favorable translation of foreign currency denominated profits reported by our international regions. For the third quarter, the effect of netting these foreign currency losses and the favorable translation of foreign currency denominated profits was an additional $41 million of pretax income or about $.10 per diluted share. Our effective tax rate for the quarter was 34.8%, our current estimate for the full-year rate.

Balance Sheet

As of February 29th, worldwide inventories were 10% or $148 million higher than a year ago. The change was almost entirely due to the acquisition of Converse, which accounted for $45 million of the increase; and changes in currency exchange rates, which accounted for another $98 million of growth. Excluding changes in currency exchange rates, inventories grew 1% in Europe and 5% in Asia. Inventory in the U.S. fell 6%.

At the end of the third quarter, accounts receivable were $82 million or about 4% higher than the prior year. Stronger foreign currencies accounted for $132 million of growth, and the acquisition of Converse added $55 million to the quarter-end balance. Without these factors, accounts receivable would have declined about 5%.

Year to date, we've generated $971 million of cash flow from operations and used $463 million of cash in investing activities, including the acquisition of Converse. Cash used by financing activities totaled $230 million, including $126 million in dividends and $241 million of share repurchases.

EARNINGS PROJECTIONS

At this point we believe we're positioned for another good earnings report in the fourth quarter.

Revenue

Let's begin with the revenue outlook. Today we reported a 10% increase in futures orders for the next 5 months, in line with the figures we reported last quarter. Third quarter revenue growth was unusually high due to the timing of shipments in the prior year and seasonal changes this year. Since these timing issues are largely behind us, we expect revenue growth for the fourth quarter will be much more in line with our futures direction.

Margin Expansion

We do not expect to see SG&A leverage in the fourth quarter, as we begin marketing campaigns built around this summer's global sporting events: the Tour de France, the European Football Championships, and the Summer Olympics in Athens. However, we do expect to continue to expand our pretax profit margins versus the prior year as improvements in our supply chain, more profitable close-out management, and foreign exchange continue to drive better year-over-year gross margins. As we discussed in the past, our gross margins tend to follow a seasonal pattern, with the highest gross margins reported for the first and fourth quarters. Therefore, we expect to see fourth quarter gross margins broadly in line with the levels of the first quarter of this fiscal year.

Financial Goals

As we began to assemble our plans for fiscal 2005, we returned to our long-term financial goals: high single-digit revenue growth, expanding profit margins, and increased capital productivity and cash flow. Assuming a stable foreign exchange environment, we believe we can grow worldwide revenues in the mid- to high-single digits. Better foreign exchange hedge rates will enable us to be more competitive in Europe and Asia and to grow our overall gross margin. Significant investments in demand creation will continue as we drive our business behind this summer's global events and our marketing partnerships with the world's best athletes and teams. But we'll continue to target operating overhead leverage by holding the rate of growth below the rate of revenue growth. Finally, under the assumption of a stable currency environment, we would expect our hedge losses to decline year on year.

For the first quarter we expect revenue growth will be in the mid-teens, as this quarter should benefit from a number of factors, including the acquisition of Converse, favorable exchange rates, and improved momentum in the U.S. Gross margins should also benefit from better hedged exchange rates. At the same time, our demand creation spending will be focused on the first quarter as we invest behind the summer's global events. Therefore, even with accelerated revenue growth, we do not expect any appreciable leverage on SG&A expense in the quarter.

IN SUMMARY

We're very pleased with our results so far this year and we feel we're in a great position to continue to deliver strong profit growth over the balance of fiscal 2004 and into fiscal 2005. With that, I'll turn the floor over to President of the Nike Brand, Mark Parker.

                              MARK PARKER
                         President, Nike Brand

Thanks, Don. Good afternoon, everyone. About three months ago I told you that I believed calendar 2004 had the potential to be the most exciting year in Nike's history. If the results of our past quarter are any indication, this could be a watershed year for Nike, as we've just posted the most successful third quarter with respect to revenues and gross margins in our company's 32-year history.

Clearly we have been reporting solid results over the span of several quarters because we are better communicating and connecting with our consumers, delivering innovative products, and creating compelling marketing to support that product-and operating our company more efficiently. Innovative products and marketing are not new for Nike; neither is our goal of running the company more efficiently. Yet our revenues are strong, our gross margins are trending up, and our average price per pair is increasing. This validates the proven consumer appetite for $100-plus performance footwear. We are pleased that the U.S. footwear industry as a whole is seeing an increase in average price per pair following Nike's lead. It's more than momentum or the ephemeral hot streak that can sometimes boost temporarily one brand or another. Those are the vagaries of business and of changing consumer tastes.

Sustained Achievement

Why is Nike achieving on such a high level over a sustained period of time? Over the past three years we have continued to fine-tune a strategic and sustainable business model that clearly works for us. It works because it's based on a successful diversification of the Nike business portfolio across multiple brands, geographies, categories, and distribution channels-and it works because we are even more focused on our consumer. By patiently and strategically investing in our business model, we are now capitalizing on improved business operations, economic conditions, and consumer trends.

How are we further differentiating ourselves as a market leader so we're in a stronger position to emerge and grow the market? In many ways, all roads lead to the importance of being consumer focused. That manifests itself in listening to consumers, creating communications that resonate with consumers, and designing innovative products that appeal to consumers. It also means creating a business environment that facilitates our ability to do all these things more efficiently.

International Authenticity

The emerging economies of Russia, Brazil, India, and China all have a strong potential impact on the global economy in general, on our industry, and on Nike more specifically. Our drive and ability to be authentic and relevant to the unique cultures and tastes of each country or region will differentiate ourselves in the marketplace as well as mixing what's relevant in one culture with what resonates in another to lead the consumer in new directions. Our diversification across geographies has been a key factor in mitigating the dampening effect of any one particular country or region in the world.

Nike's international business is now the majority of our Nike brand portfolio, and Asia is projected to continue to be a significant growth driver for our brand and business in the coming years. Our focus in Asia and around the world is not on any one athlete or country, product, or category. It's more about building a diversified, long-term sustainable business supported by real brand and product strength.

China is a great example. Nike first entered China more than 20 years ago, primarily through the factories that manufacture our footwear and apparel. Over the years we've immersed ourselves in the culture. When we opened up the first Nike office in China in the 1990s, we better understood the overall business, sports, and culture of the country. At the same time, we began to invest on both a local grassroots and broader business level. For instance, in basketball we started local school programs and partnered with the men's and women's Chinese national basketball teams. We hosted events supporting brand initiatives like "Freestyle" and "Battlegrounds" and tailored these for the Chinese basketball fan. We carefully grew our basketball business in China by being connected, insightful, creative, and culturally relevant. We've applied some of that same strategy successfully to grow other sports and our business overall. Whether in China, the U.S., or elsewhere, our success has never been contingent on a single athlete's or team's endorsement.

I don't have time to detail what we're doing in the other emerging economies, but I think you get the idea. Perhaps the best description I've heard for our ability to be a multi-local company came from an analyst who said, "Nike goes native better than any other company." I view that as another way to say that Nike is focused and connected to the consumer, wherever he or she lives, works, or plays.

Footwear Restructure

A more in-depth focus on the consumer was the impetus for restructuring our footwear organization more than a year ago, which really enabled us to enhance both our sport performance and our active life product line. Since that reorganization, as I mentioned earlier, we've seen our gross margins improve steadily and our average price per pair has been trending up, with performance sport products leading the way. This trend will continue to drive profitability for the entire sector. I should also add that the innovation pipeline from our Advanced R&D groups has never been as full of compelling new concepts and technologies.

We are now taking what we learned from the footwear restructure and applying that to our apparel division. We believe that this will make us even more focused and competitive. For example, our women's apparel business continues to grow in all regions in both active life and sport performance products across all channels.

We're accelerating deliveries to meet retail demand following our more active lifestyle based White Label launch in the U.S. and Japan. We'll be launching the highly anticipated new Sun Sport and Sun Tech product in all regions in fiscal quarter four to continue building on brand excitement at retail.

New Opportunities

Our intensified consumer focus and its impact on our operating business model will become yet more evident later this summer during the 2004 Olympic Games. As some of you already know, during six of the past seven Olympic years Nike has outperformed the S&P 500 by an average of 21%. This was despite historically not having a strong retail product tie-in to the Games. But in this Olympic year, more than any time in our history we'll bring Olympic-inspired products to market to capitalize on the excitement generated by Nike partner athletes and national teams at the Games. In the months ahead, the Summer Olympics will be just one in a series of very high-profile international athletic platforms where the Nike brand will showcase and spotlight product stories.

We're obviously very happy about our sustained performance over the past few quarters and proud of the hard work and dedication by our employees and leadership teams that are behind the very positive results. But we also feel there are many more opportunities ahead to further strengthen the Nike brand and the broader Nike, Inc. portfolio of brands to continue to grow the business. The good news is we have a strong and very competitive leadership group whose depth and versatility make it possible to attack market opportunities in different ways while maintaining a flexible and adaptable operating model. We'll continue to challenge our leadership team to find new ways to evolve and improve our business model, and of course seek all opportunities to be yet more consumer focused and connected.

With that, I'll now pass it over to Charlie Denson.


                            CHARLES D. DENSON
                          President, Nike Brand

Thanks, Mark. Good afternoon, everyone. What I really want to know is what's the score of the Syracuse game, but we'll get to that in a minute. At the risk of stating the obvious, we are very pleased with the results we've reported to you today. We're pleased not only with the quality of these results, but also with the brand and the business performance that has generated them. With nine months under our belt for the fiscal year, we remain comfortable and satisfied with the course we've set for ourselves. My comments today will be brief, but I do want to touch on a few highlights from the quarter that I think are important to call out. Then I'd like to talk about where we think we're going from here.

As you review the results, our business success for the quarter was driven primarily through our international business, with a 31% increase in revenue and a continued expansion of our gross margins assisted by a weaker dollar. This also reflected a 14% revenue increase on a constant dollar basis. There are several variables at work here that yielded these results. Don has covered most of them, but I would like to hit on a couple of the key areas from both a brand and a business perspective that are driving our success.

Strong International Growth

The strongest growth driver in the international business is without question the Asia Pacific region, led by China and Japan. Our brand strength continues to improve in both geographies, and the business is following. We delivered 15% growth in footwear and 30% growth in apparel for the quarter. With the futures numbers in Asia up 23%, we are confident this will continue.

In Japan we continue to build an authentic brand position that complements our active business and will establish a better balance between the sport and active consumers. This is critical to the long-term stability of our business and our success in Japan, and the progress we're making is something we feel very good about.

China is a story in and of itself. As the economy continues to grow at a 10%-plus per annum rate, our brand is becoming more accessible to a growing middle class. The retail landscape is beginning to expand with dedicated athletic specialty space, and sport maintains a position as a core part of the Chinese culture. As a result, our brand is being embraced and accessed by a growing part of the population, and our business for the quarter was up over 70%.

As we think about the future, the large emerging economies represent a significant growth opportunity for the brand. We are currently completing the transfer of our distributor-led businesses in Russia and India to a Nike-owned model. Coupled with our more established direct businesses of China and Brazil, we are well positioned for growth in four of the largest emerging economies in the world-places where a growing middle class will create new markets and the world of sport is a centerpiece of the local culture.

As you know, the biggest currency benefit we are receiving is in the Euro zone, where we have seen a significant increase in gross margins over the last 18 months. That said, we still grew 15% on a constant dollar basis. This was led by the Central European countries where we have also invested in a direct Nike-owned model. Western Europe continues to be a story of portfolio successes and challenges. Italy is growing again. We've won a Constitutional Court ruling regarding our trademark litigation in Spain, and the U.K. is showing signs of recovery with an improved quarter and futures numbers trending up.

Europe has been a strong growth market for us for the last seven years. We have talked a lot about our ability to grow and expand existing markets. Europe is probably our best working example. Our investments in football or soccer have strengthened our position as an authentic sports brand with the European consumer and has created energy and excitement in the marketplace. This has been instrumental in a large part of our growth. In the future we will continue to add to our brand dimensions, using running and women's fitness to expand the market. With the success of players like Dirk Nowitzki, Pau Gasol, and Tony Parker in the NBA, we have the key personalities to capitalize on the growing interest in basketball. The active life segment is another growth driver that's connecting us with the European consumer. Investments with existing retailers and our new franchise format will enable us to tell seasonal stories and concepts in an impactful way.

A Reinvented U.S.

As you can see, we continue to expect strong growth out of the international business. But one of the strongest stories we have for the quarter is the ongoing improvement of the U.S. business. I said last quarter that I thought the U.S. market was as healthy as it's been in
five years.   As many of you have heard me say over the last three years, the overall profitability of the industry is what will allow it to reinvent itself. We are starting to see confidence and reinvestment. Brand building, new and/or improved formats, and overall service levels are becoming priorities again. These are the things that will bring energy, profitability, and growth back to our business here in the U.S.

As we look ahead, our U.S. business has many of the components in place to deliver a solid growth picture, leading the footwear and apparel markets. We are pleased with our futures orders being the highest we've released in eight quarters. Our apparel business is improving, performance footwear is strong, and the active life business continues to expand.

A Great Summer

As Mark referenced earlier, Nike and this industry have shown a consistent history of growing and expanding after an Olympic year. This summer we are probably better positioned, with stronger stories, products, and plans than we've ever seen before. If the Olympics aren't enough, we have the two most exciting players to have entered the NBA in several years, the European and Copa America Championships, and sandwiched in between all of that, the opportunity to witness what may be one of the great "Just Do It" stories of all times as Lance Armstrong goes for his unprecedented sixth Tour de France win in a row.

It's going to be a great summer. Now back to Syracuse. I think we'll open it up to questions.


                       QUESTION AND ANSWER SESSION

Robert Drbul with Lehman Brothers: Good afternoon. A couple questions I guess, first for Mark. You guys really talked a lot about the plans for the Olympics. I'm just wondering if you might be able to elaborate a little bit more in terms of some of your focus athletes, some of the teams and the assets that you have that you will be focusing on, that we should be looking for.

     The second question would be for Don. You talked a little bit about the level of close-out sales being down I think both in the U.S. and in other regions. Can you put some numbers on the level of close-out sales, the level of close-out inventories that you have year over year, and really sort of how that's driving the gross margin?

Parker: Okay, Bob. On the first question you had, as Charlie said in the end of his prepared remarks, there's a lot going on in the world of sport for Nike over the next four to six months. The Olympics was mentioned. Charlie also mentioned the Tour de France. Immediately right in front of us though is the NCAA Basketball Tournament. Nike continues to dominate in the relationships we have, with about 75% of the universities in those tournaments. We have a very exciting set of new product coming out around the tournament. One of the highlights there is probably the Huarache 2K4 basketball shoe. It's another one of the exciting $100-plus products we have. It's a real sort of retro-modern design that's been highly anticipated and awaited by retailers and players alike, so we're real excited about that product. Actually it debuted down at the All-Star Game in L.A. in a very limited quantity, limited release, and flew out in a matter of hours, so we're real excited about that product.

     Then just quickly down the list there, we have Tiger Woods showing up again at Augusta, competing for the Masters Championship, so very exciting. We have some great new golf product around that's come out over the last few months: the Ignite driver, the Slingshot irons, to name a couple-real exciting, industry-leading product in golf.

     Then of course I think Charlie mentioned the European Football Championships and the Copa America Championship and Tournament there, lots of marketing support from Nike around both events, a real focal point this summer in the world of football. We have a very innovative campaign around both events there and lots of new product, including the Total 90 III football boot and the new Arrow ball, so that's exciting.

     Let's see, what am I missing? LeBron James and Carmelo, I think Charlie mentioned that as well. We have very successful product around LeBron. We have new colors coming out on his Air Zoom Generation, which has been received incredibly well. Then we also have signature product around Michael Vick and of course Carmelo Anthony in the Jordan line as well.

     Then I'll just come back right where I started, and that's the Olympics. As you know from previous calls, we've been really rallying around trying how to make the Olympics not only a great brand presence for Nike but a great commercial opportunity as well. This is probably the first time we've really focused on that in a more complete commercial sense. The big initiative there, as you know, is our "Speed" initiative. We've taken that from a performance sport product all the way through active lifestyle product and across a pretty broad spectrum of retail, from high-end energy accounts that are more lifestyle based all the way over to the performance accounts as well. We're just very, very excited about the next four to six months for all those reasons.

Blair: Bob, with respect to your question about close-out sales, the one region in the portfolio where the close-out sales were a lower percentage of sales was in Europe. Some of that relates to the timing of shipments, as we discussed earlier. Generally, as you probably know, our close-out sales are less than 10% of our overall Nike brand sales. The major driver really has been the improved profitability of those close-outs. Europe close-outs are a smaller percentage of the revenue. Everywhere else they're broadly consistent with where they've been historically, but they're much more profitable. I think that really reflects how tight inventories are in the marketplace.

     With respect to the inventory balance on our books, our inventory, as I told you, is about flat across the company. Inside that total, the close-out inventories are actually down year over year. So as a percentage of our total inventories, we have less close-outs today than we did last year.

Drbul: If I could just ask one follow-up, the futures numbers in the U.S. Can you give us that number ex-Foot Locker? Just trying to understand how much of the Foot Locker business was responsible for that 4.5% number.

Blair: No, we generally wouldn't give you that level of granularity, Bob. One of the things I can tell you is as you would expect, Foot Locker is improving and some other accounts are declining, but overall we feel as if our position is in good shape.

Drbul:	Okay. Thank you.


Robby Ohmes with Banc of America Securities: Actually I think I want to follow up on Bob's question a little bit. With the 25% decline in sales with Footstar, can you kind of comment a little bit about go-forward? Is there a futures impact with Footstar that you reported today? If there is, can you give us a little help on where the offsets to that came from in the quarter and where they might come from going forward? The other question is can we get a little more comment on how apparel in the U.S. is doing in the moderate channel?

Blair: With respect to the first question, in the third quarter the offset to Footstar came from several accounts; it wasn't any one account. There was some broad-based growth in a lot of places. With respect to the go-forward, certainly with the announcement that Footstar has made today and earlier that they're closing a number of stores, we do certainly anticipate that our sales to Footstar are going to be lower than their original orders. But given the tightness of inventory in the marketplace, we're very confident at this point that we can move that product with no disruption in the marketplace.

Denson: Robby, on the U.S. apparel situation, right now we look at U.S. apparel as improving. Certainly it's still a big opportunity as we continue to work on inventory levels at retail and the overall futures picture. I think the thing we're most excited about right now again goes back to what Mark I think related to in some of his commentary is around performance and branded apparel starting to show very strong signs of improvement in the U.S. market.

Parker: I'll just add to that. The branded apparel business for Nike is improving. We see it as rebounding a bit coming back. Cancellations are well below what they were last year, indicating I think good shipping and productive sell-through numbers in the U.S. As Charlie said, the market is really leaning more and more towards a performance positioning, both on the sports side of the business as well as the active lifestyle. We see active lifestyle really being influenced more and more by what we're doing performance-wise in fabrications and design lines and style. That's a big part of our Olympics "Speed" initiative, and you'll see that really influencing a lot of what's going on in the branded active side of the business as well. We're getting more confident about that piece of the business.

Ohmes:  That sounds great. Thank you very much.


Dennis S. Rosenberg with Credit Suisse First Boston: Good afternoon. Mark, you talked so very optimistically about Europe. Yet if you look at the constant dollar futures in Europe, they're decelerating. They were up 3% in the February quarter; they were up 8% in the last quarter. In this quarter you should be getting initial orders for product relating to the soccer championships. Could you reconcile that?

Denson: When we look at the European market today, we're as optimistic as we've ever been, certainly on a longer line of sight. The marketplace continues to be an opportunity for us. Longer term we think that the market penetration levels still have some room. The market expansion opportunities that I talked about in my prepared remarks is a big part of the plan. On a shorter term basis as far as reconciling the numbers, there is a high number of obviously licensed product going into the market with the European Championships. That will be reflected I think in the upcoming results as we look forward to the next quarter or two. We're spending a lot of money around the marketing of the event itself. That kicks off I think in another two or three weeks and will run through obviously the event itself until the end of June. I can't speak specifically to any reconciliation of numbers. I'm not sure exactly what you're referring to, but hopefully that gives you some indication of where we're going.

Rosenberg: And another subject: Converse. You tell us what the numbers are every quarter, but you don't tell us about the strategy. What is the strategy going to be for Converse?

Denson: Right now we're very pleased with the results of Converse, as you can see in some of the commentary that we've discussed today. We're going to stay on that path for right now. They've done a nice job of continuing to grow their business both here in the United States and in some of the international markets. I think if you've had a chance to travel or talk to some of the people in the international markets, the Chuck Taylor franchise is probably as strong today as it's been in a long time internationally. We're comfortable with the direction right now and we'll continue to evaluate it as we go forward.

Rosenberg: And finally, the sales growth in U.S. footwear up less than 2% in the quarter. When you talked about Footstar sales being down 25%, I thought that might have been the reason for the deceleration there. But then in answer to a question, you said that you were able to offset that by shipping to other accounts, so why the deceleration in the sales growth in the third quarter in U.S. footwear?

Blair: Dennis, the comment about offsetting the sales, that's why we're up 1%. There were a lot of accounts that were up and several accounts that were down. Generally we were up.

Rosenberg: You were up. Your futures were accelerating going into this quarter in U.S. footwear.

Blair:  We obviously had quite a few cancellations from Footstar.

Rosenberg:  Okay, but did you shift that product into other accounts?

Blair:  Not all of it in the quarter.

Rosenberg:  Okay. That answers it then.

Blair: But the point that I made earlier, which we absolutely are confident that we have homes for that product. The marketplace is very clean and we're very confident we can move it.

Rosenberg:  Thank you.


Margaret M. Mager with Goldman Sachs & Co.: Another great quarter; congrats on that. I have a question on the outlook for gross margins. Pretty clear what you're expecting for 4Q. But as we look out to fiscal '05, can you talk about why the margins are sustainable at the levels that you're achieving currently? What would be the factors that could allow you to improve them further as we look out another year? Then I have a couple questions about the U.S. market.

Blair: Just so I understand your question, Margaret, another year meaning '05 or beyond '05?

Mager:  Yeah, fiscal '05.

Blair: In fiscal '05 the operational progress that we've made, we intend to continue to do. Certainly one of the things I talked about a little bit in my prepared remarks was some of the work we're doing on claims. We're also going to get some additional benefit out of foreign exchange in fiscal '05 because, as you know, our hedging practice means that we're about twelve months behind the movement in the spot rate, so we'll get some benefit there. I did also talk about some other aspects of gross margin, which primarily is our desire to really drive the business in Asia and Europe. I think on a net basis we expect to be up on gross margins in fiscal '05. I think there's lots of places that we're going to continue to dig for margins operationally. We get some foreign exchange benefit and there's some places we want to invest in.

Parker: I'll just add, too. The continued focus on product cost reduction is still very intense here at Nike, so we see some opportunity there through materials consolidation, tooling usage. There's a pretty healthy little laundry list to what we can do to continue to try to make some headway on reducing product costs as well.

Mager: That's helpful. At this juncture, are apparel and footwear gross margins pretty comparable?

Blair:  Yes.

Mager:  And there's opportunities in both, I take it?

Blair:  Yes.

Mager: With regard to the U.S. market in particular, just curious what your view is in terms of market growth. You talked about average price per pair being up. Where is the U.S. market going? Can we keep driving growth in this market? And if so, what level do you think it can grow at? How do you think about yourselves in terms of market share? Is this a sustained market share gain and just captured market growth or can you lift your market share from current levels? Can you talk about where you think your market share is? I'm talking about footwear because it's so much harder to define in apparel.

Denson: Margaret, first of all, the absolute answer is yes, I think we can expect growth in the U.S. market. One of the things that leads me to believe this is what I talked a little bit about in the prepared remarks in the sense that for the first time in five or six years, we're actually seeing some reinvestment going back in and we're seeing increased profitability from the retail sector. This is something that I talk about a lot because I think it's hard for just one single brand or one single company to generate enough excitement to carry an entire industry. But if the entire industry is providing profitability and reinvesting in itself, there's a lot of places that great ideas can be birthed and expanded upon, and I think you're starting to see that. For you who've been around this business for awhile, if you walk around retail today there's probably more energy coming out of some of these new formats and new independents. I talked a lot about this a couple years ago. The new independent I think is a new breed of retailer that's actually making this business fun again. Those are things that lead me to believe that we can see and expect some overall expansion because I do believe it's there to be had if we can create the energy that this industry has the potential to create.

     Then I think some of it's just environmental. You look at the building, improving success of the NBA with LeBron and Carmelo and what they're bringing back to the game and some of the other sports environments. Obviously you've got some question marks out there, but you've also got some improving scenarios, and I think that adds to this as well.

     Then as far as market share gains, that just comes back to if we can lead the marketplace growth, which is what we've always concentrated on, that's an inherent position to be in to accompany a market share improvement as well. I think to Mark's earlier point, there's still a pretty intense laundry list of things that we can do, not only in product costs but in improving different segments of the business that we are certainly under-performing in today.

Mager: Any level you think the market's growing at, Charlie or Mark or Don?

Denson:  The level?

Mager:  Yeah, like is it a 1%? What do you think the market's growing at?

Denson: Right now I haven't seen any of the most recent numbers, so I'm going to avoid sticking my foot in my mouth and taking a guess. But I think that a low to mid single-digit rate is something that is potentially possible.

Parker: I just want to add too that I think what puts us in a better position now than maybe even a few years ago is that we're much more surgically focused on some of these consumer opportunity segments out there. I've often talked about this "complete offense" strategy from a category, price point, men's and women's standpoint. I think we're much better equipped as an organization to really zero in on some of those opportunities and execute. I think the women's apparel is a great example of really lining up against that opportunity across the sports active spectrum and really upgrading the product presentation, detailing, color, flow, assortment planning, and really checking off that sort of fundamental list of what it takes to get into a business and succeed. That's just one example across a broad spectrum.

Mager:  Thank you very much.


Noelle V. Grainger with J.P. Morgan: A couple of questions, first just on the Footstar athletic stores. Is this the first quarter your business has been down with Footstar?

Blair: That's a good question. I actually don't have that number in front of me for the second, but I would guess the answer is yes.

Grainger: Is Footstar contributing in the U.S. positively to the year-over-year growth in futures, the number that you just reported, the up 4.5%? Obviously there's dollars in there, but is it-

Blair: I don't believe so, no. To the point I made earlier, the product that's on its way here is going to be sold, and we think the demand is strong in the marketplace.

Denson: Noelle, maybe a point of clarification so we don't start having to answer a bunch of other questions. Are you asking whether there are Footstar futures orders in the futures number that's been released?

Grainger: No. Clearly there are, right. I'm trying to ascertain whether the dollars related to Footstar in your futures number are up year over year.

Denson:  No. The answer would be no.

Grainger: SG&A, Don, for fiscal '05, did I hear you say you expect to get leverage? I guess maybe could you just highlight the major buckets that you've been talking about in terms of what's changing as you look to fiscal '05, particularly given all of the major sporting events. I'm a little surprised maybe to hear that you would be leveraging demand creation.

Blair: What I said exactly was that we will not leverage demand creation. That's exactly for the reason you just laid out, so I couldn't say that one better myself. We do have quite a few vehicles for us in the next year and we think those are things worth investing in. With respect to operating overhead, as I've talked about on many occasions, we still target and we are targeting to deliver some leverage on operating overhead. The proportion is about two-thirds of our SG&A is operating overhead; about a third is demand creation. We believe in total for SG&A we target some leverage for fiscal '05, but it's not going to come on the demand creation line.

Grainger: Great. My last question would just be on Asia Pacific. Mark or Charlie, could you give us a better sense of how your mix of business in Asia Pacific, active life versus performance compares to your mix in the U.S.? I know obviously performance is less than the U.S. in terms of penetration, but is it 10%? I'm trying to get a relative sense.

Denson: Mark will jump in on this too, I think. Right now if you think about it, you can say that the two marketplaces are actually coming from opposite ends of the spectrum and both working towards a more balanced portfolio between the active and the performance numbers. Right now a good chunk of our growth in Japan, for instance, which is the most developed market, is starting to come more from the performance side of the business because we have such a large chunk of that business grounded in the active side. We've penetrated baseball and launched baseball last year, and we talked about that a little bit. That's been very successful. Soccer or football following the World Cup has become much more influential as a sport. We're starting to have some success there. In China it's all about basketball. That's the big driver in China and Taiwan. We love our position there because we have so many different tools to use and develop in that marketplace. China is a little bit more balanced. It's not near as polarized to one side of the equation or the other.

Parker: Yeah, we've had a very robust active life business in Asia, I think as you know, particularly in Japan. But we've actively, very sort aggressively tried to balance that with a real focus on the performance sport side of the business, in part to establish more brand strength and credibility on that side of the business because we think in the longer term that's a much better brand position to leverage than just being perceived as an American sport-based fashion brand. So we're very, very pleased. China is leading the way on the performance side with basketball, as Charlie said, but in Japan, for example, really getting much more balanced. There's been some very specific strategies and products and concepts geared toward really amping up the performance side of our business, and we're very pleased with the results.

Grainger:  By the way, 80/75 Syracuse.

Denson:  Oh, good! Thanks.


John T. Shanley with Wells Fargo Securities: Good afternoon and congratulations on a nice quarter, guys. I've got a couple questions on the retail side of the business, Charlie, in the U.S. market. A number of major U.S. sporting good chains in the last couple days have reported really strong sales and sell-through rates on Nike product and indications that that's likely to increase. Is the sporting good channel becoming a bigger part of your domestic business? Do you see that improving or basically having no effect in terms of gross margin contribution?

Denson: Yeah, it certainly is becoming a bigger part of our business. I think if we go back to the last year and a half, maybe even two years to two and a half years ago, as you remember, this was one of the areas at retail where we probably had slipped the farthest with respect to brand performance. That was one of the very specific areas that we focused on, both from a product development standpoint to that retailer and that consumer. It's not just a footwear story, either; it's certainly an apparel story as well. I think it's going to continue to expand as a percent to total of our business. I think again it goes towards our intent of what Mark just referred to. Positioning the brand as an authentic sports brand, that's the best point of which we have to leverage the brand, and it's also probably the most stable part of the business on a consistent basis.

Shanley:  And the margins, is it comparable to the other channels?

Denson: Yeah. We're seeing no big variances or variations from any of the other channels.

Shanley: Then with the problems with Footstar, do you see your business relationship with Foot Locker in calendar '04 getting back to something comparable to where it may have been in calendar '02?

Denson: As we've always talked about, even in the context of the Foot Locker discussion-and I would use the same context with the Footstar discussion-is it's a USA distribution strategy. How that plays out athletic specialty has always been one of our priorities and will continue to be. We continue to expect that to improve. The relationship with Foot Locker I think, as everybody knows, has improved. We are really working on many of the mutual opportunities that we feel we have together. I know they've referenced their "20" program and how successful that was. It's really expanded everybody's thinking around some of the different ways we can approach and attack the business. That continues to improve and we're going to continue to look at the U.S. market as an overall marketplace, and the distribution strategies will be U.S. based and not account based.

Shanley: And Europe, Charlie, you mentioned that the franchise stores are a growing component of the business. How many are there and where do you see the number of units that could potentially be Nike franchise stores in the European market?

Denson: Right now I think I want to say we have about eight stores. There's seven, eight, or nine, right in there. We're still in the test phase, John. We don't really know what the long-term number is going to be. We're not talking about that in that regard. We're still trying to gain some level of comfort and optimism around the format and what the program can produce. To date we're very pleased with it and we like what we see so far. We've got some stores that are performing better than others, and I think we learn something every time we open one. It's been a great test for us and we're excited about the future possibilities.

Shanley: Super. The last question on the European market, currency neutral. Are you gaining market share in the Western European markets, particularly the big five, with the nice 3% forward order increase?

Denson: I think the most recent data I've seen says that we are. You see the same data I do. I think the last data that I've seen is through December that shows some increase in market share gain. We're as happy as those numbers are truthful.

Shanley:  Fair enough. Thanks a lot, guys. Appreciate it.


Virginia S. Genereux with Merrill Lynch & Co.: Don, you mentioned I think that currencies might enable you all to become more competitive in Europe and Asia, I think you said. Obviously you've got some gross margin benefit there on the hedging side. When you say more competitive, are you seeing any pricing pressure with the sort of weakening of the dollar internationally? That's one.

Blair: I think that as Charlie said, we've had a great run of growth in Europe and we've been taking a lot of market share. We're now starting to converge down towards the market growth rate and we want to get that moving again. We are starting to see a little bit of pressure. I think that when the currency has gone in a positive direction, certainly there is some pressure to put some of that back in the marketplace, whether in the form of pricing or in the form of product value. From our standpoint, we think this is a great opportunity for us to get the market moving as well as continue to grow our margins, so what we want to do here is balance the investment.

Genereux: Okay great, thanks. Secondly, you said you'd reduced customer claims and charge-backs that had contributed $15 million to U.S. operating profit I think so far this year. Can you give us a sense-you talked about this at your Analysts Day, Don-how far you think you are on that opportunity in the U.S. Are you starting at ground zero internationally or is there not as much opportunity because there are less mature markets? If you can talk a little bit about that, gross margin opportunity.

Blair: I think there's opportunity everywhere. Certainly the U.S. market is the one that's the most straightforward because we've got relatively few distribution centers and some larger customers. Some of it's internal to Nike; some of it's with the customers. I'd say we're still in the early innings even in the U.S. Outside the U.S., as you recall, we're about twelve months behind in terms of getting SAP in place, which is one of the enablers for us, as well as having some good, tight warehouse management systems. This is early days, but we're very confident that there's a lot of opportunity out there.

Genereux: Great, and just very last quickly, share repurchase, Don. With the stock price being a little higher, you guys have typically been buying back enough to take your share count down year over year, and you have tons of cash. Would you ramp up the share repurchase to offset option solution?

Blair: Generally that's our goal is to do that. Certainly from a quarter-to-quarter basis we're not chasing it. Even if there's a short-term spike in option exercises, we're not necessarily going to change our repurchase program. But over the long haul, meaning a year or longer time horizon, our goal is definitely to offset option dilution at minimum, and we are certainly buyers of our stock.

Genereux:  Thank you.


Jim Duffy with Thomas Weisel Partners: Two quick ones. Were U.S. apparel futures positive this quarter?

Denson: Right now the U.S. apparel futures were not positive, but they were sequentially improved.

Duffy: Second question. Can you quantify the apparent growth in your basketball business? It looks as if you're gaining share there. I'm wondering if you can give us a sense of the momentum.

Denson:  Are you talking about in the U.S. market?

Duffy:  Yes, and overall.

Denson: I don't have the numbers at my fingertips. Maybe that's something that we can follow up on or something with you.

Parker: Actually our basketball business for the quarter actually and for futures is quite strong. We're upwards of about 15% in terms of our futures numbers, so we're feeling very bullish.

Duffy:  That's U.S.?

Parker:  That's U.S., yes.

Duffy:  Okay, great. Thank you.

Catlett: All right, Jim, you win the prize for most concise answer. Mark has one more thing he wants to say.

Parker: I just want to put in a little plug. If you get a few minutes, I would suggest you take a little swing through the new Nike iD site which just opened up today. It's a tremendous new-and-improved kind of view I think of the future, an important part of the future, and that's a growing interest in customized, personalized products. So take a look.


                             PAMELA CATLETT

Thanks, everybody. We will speak with you soon.